Exhibit 99.1

Hepion Pharmaceuticals Completes Final Dosing in Phase 1b Multiple Ascending Dose Study of CRV431

EDISON, N.J., September 1, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that CRV431 dosing has now been completed in all subjects enrolled in the Phase 1b multiple ascending dose (“MAD”) study of CRV431.

The open-label MAD study is designed to assess safety, tolerability and pharmacokinetics of CRV431, administered orally to healthy volunteers, once daily for 28 days. The study examined doses of 75 mg, 150 mg, 225 mg, 300 mg and 375 mg.

“We are pleased that CRV431 was well tolerated at all dosing levels and we are looking forward to receiving the final data from this study in the near future,” said Dr. Patrick Mayo, Hepion’s Senior Vice-President, Clinical Pharmacology.

Dr. Stephen Harrison, Hepion’s Consultant Medical Director added, “Hepion’s ongoing Phase 2a NASH trial is based on CRV431’s demonstrated tolerability in our Phase 1 MAD study. Patients in the Phase 2a trial are currently receiving 75 mg CRV431 or placebo, once daily, orally, for 28 days. Based on the outcomes of our Phase 1 MAD study and our non-clinical programs, we are confident that we are well within the dosing range that is well tolerated and expected to be efficacious.”

Dr. Robert Foster, Hepion’s CEO, added, “We made the strategic decision to initiate our Phase 2a ‘AMBITION’ trial in parallel with our Phase 1b trial, which saved valuable time and resources compared to conducting the trials sequentially. As such, we expect to complete the 75 mg dosing of CRV431 in the AMBITION trial by the end of 2020. To further enhance efficiencies with CRV431’s development, we are also using Hepion's in-house developed proprietary big data analytics machine learning platform, AI-POWRTM, to extract the most information from our AMBITION trial, while setting the stage for later stage clinical development.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com